Exhibit 99.1
News Release

Novelis Reports Fourth Quarter and Full Fiscal Year 2019 Results
Record financial performance, strategic global investments and innovative solutions position company for long-term, sustainable growth

Fourth Quarter Fiscal Year 2019 Highlights

•	Net income attributable to common shareholder of $103 million; net income attributable to common shareholder excluding special items of $130 million

•	Adjusted EBITDA of $357 million

•	Net Sales of $3.1 billion

•	Reduced net debt leverage ratio to 2.5x

Fiscal Year 2019 Highlights

•	Net income attributable to common shareholder of $434 million; net income attributable to common shareholder excluding special items of $468 million

•	Adjusted EBITDA of $1.4 billion

•	Net Sales $12.3 billion

•	Generated free cash flow of $408 million

ATLANTA, May 8, 2019 – Novelis Inc., the world leader in aluminum rolling and recycling, today reported record results for the fourth quarter and fiscal year 2019 with significant year-over-year increases in net sales, shipments and Adjusted EBITDA. Fiscal 2019 net income attributable to its common shareholder decreased to $103 million for the fourth quarter and $434 million for the full year.
Excluding tax-effected special items in both years, the largest item being a $318 million pre-tax gain related to the Ulsan Aluminum Ltd., joint venture in the second quarter of fiscal 2018, Novelis grew its full year fiscal 2019 net income by 11 percent to $468 million, and fourth quarter net income 29 percent to $130 million. These increases are primarily driven by a record Adjusted EBITDA for both the quarter and full year.
“Our year-end financial results are the best in company history, reflecting a continued focus on further improving operational efficiencies and customer centricity,” said Steve Fisher, President and Chief Executive Officer, Novelis, Inc. “It was also an important year in innovation, with the introduction of the first aluminum sheet battery enclosure, establishment of Customer Solution Centers and the development of new, high-strength alloys that will further enhance our existing portfolio of AdvanzTM automotive products. We are also continuing to deliver on our purpose of shaping a sustainable world by increasing the amount of recycled content in our products, reducing CO2 emissions across the supply chain and maximizing the advantages of sustainable, lightweight aluminum to benefit our customers, partners and the communities where we live and work.”
In addition to driving record financial performance, key operational and innovative achievements in fiscal 2019 include:

•	established three Customer Solution Centers across geographies to accelerate collaborative innovation between Novelis and automakers for the next generation of vehicle design;

•
developed innovative products and processes to accelerate the adoption of lightweight aluminum across end markets, including pioneering the first aluminum sheet battery enclosure for the rapidly growing electric vehicle and battery markets;

•	supplying premium aluminum automotive body sheet for new vehicle designs, including the all-new Toyota RAV4 and NIO ES6;

•	partnered with Volvo Car Group to establish an automotive closed-loop recycling system in Europe to reduce CO2 emissions, decrease waste and increase recyclability of aluminum;

•	continued to drive operational excellence initiatives, including improvements in production recovery rates that control operating costs and unlock capacity to achieve record shipments;

•	leveraged the company's extensive recycling footprint to capitalize on favorable market conditions and increase the recycled content in its shipments from 57 percent to 61 percent for the full year;

•	reduced CO2 emissions across the company's global operations by five percent year-over-year.

The company also advanced several strategic actions in fiscal 2019 to increase its capacity and capabilities to grow with its customers:

•
signed a definitive agreement to purchase Aleris Corporation for approximately $2.6 billion including the assumption of debt, which is expected to close in the third quarter of calendar year 2019, subject to customary closing conditions and regulatory approvals;

•	began construction on organic expansion plans to increase automotive capacity in the U.S. and China, and increase rolling, casting and recycling capacity in Brazil;

•	completed the acquisition of key operating facilities and manufacturing assets in Sierre, Switzerland, that have historically been leased.

"Our record operational and financial performance in fiscal 2019, including a reduction in net leverage to 2.5x, has firmly positioned Novelis to embark on our next phase of growth," said Devinder Ahuja, Senior Vice President and Chief Financial Officer, Novelis, Inc. “Long term customer demand across end markets continues to steadily grow, our operations are running very well, and we continue to generate strong cash flow to fund strategic investments for our future.”

Fourth Quarter Fiscal 2019 Results
Net sales increased one percent over the prior year to $3.1 billion for the fourth quarter of fiscal 2019, driven by higher total shipments, partially offset by lower average aluminum prices. Shipments of flat rolled products increased eight percent to 870 kilotonnes.
Adjusted EBITDA for the fourth quarter of fiscal 2019 increased twelve percent to $357 million as compared to $319 million in the prior year. This increase reflects the favorable impacts from higher shipments, improved product mix, and favorable metal costs.

Full Year Fiscal 2019 Results
Net sales increased eight percent to $12.3 billion in fiscal 2019. The increase was driven by higher average aluminum prices and a three percent increase in shipments of flat rolled products to 3,274 kilotonnes.
Adjusted EBITDA grew 13 percent to $1.4 billion in fiscal 2019 compared to $1.2 billion in fiscal 2018. The increase was driven by higher shipments, favorable product mix, and favorable metal costs, partially offset by lower can sheet prices.
The company generated a very strong $408 million of free cash flow in fiscal 2019, or $759 million of free cash flow before capital expenditures of $351 million. Free cash flow before capital expenditures improved $127 million over the prior year, driven primarily by higher Adjusted EBITDA.

(in $ millions, non-GAAP measures)	Three Months Ended March 31,		Year Ended March 31,
	2019	2018	2019	2018
Free cash flow	281	303	408	406
Capital expenditures	141	90	351	226
Free cash flow before capital expenditures	422	393	759	632

As of March 31, 2019, the company reported a strong liquidity position of $1.8 billion and further reduced its net leverage ratio to 2.5x as compared to 3.0x at the end of fiscal 2018.

Fourth Quarter of Fiscal Year 2019 Earnings Conference Call
Novelis will discuss its fourth quarter of fiscal year 2019 results via a live webcast and conference call for investors at 8:00 a.m. EDT on Wednesday, May 8, 2019. To view slides and listen only, visit the web at https://cc.callinfo.com/r/1q6fkkwtlyjk0&eom. To join by telephone, dial toll-free in North America at 800 925 9065, India toll-free at 18002660837 or the international toll line at +1 312 429 0440. Presentation materials and access information may also be found at novelis.com/investors.

About Novelis
Novelis Inc. is driven by its purpose to shape a sustainable world together. As a global leader in innovative products and services and the world's largest recycler of aluminum, we partner with customers in the automotive, beverage can and specialties industries to deliver solutions that maximize the benefits of sustainable lightweight aluminum throughout North America, Europe, Asia and South America. The company is headquartered in Atlanta, Georgia, operates in 10 countries, has approximately 11,000 employees and recorded $12.3 billion in revenue for its 2019 fiscal year. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai, India. For more information, visit novelis.com and follow us on Facebook at facebook.com/Novelis Inc. and Twitter at twitter.com/Novelis.

Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides filed as Exhibit 99.2 to our Current Report on Form 8-K furnished to the SEC concurrently with the issuance of this press release. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.

Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation to Adjusted EBITDA, Reconciliation to Free Cash Flow and Free Cash Flow Before Capital Expenditures, Reconciliation to Liquidity, Reconciliation to Net Income excluding Special Items, and Segment Information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking statements within the meaning of securities laws.  Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions.  Examples of forward looking statements in this news release are statements about our expectation that the pending Aleris acquisition will close in the third quarter of this year. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements.  We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; the capacity and effectiveness of our hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing including in connection with potential acquisitions and investments; risks relating to, and our ability to consummate, pending and future acquisitions, investments and divestitures, including the pending acquisition of Aleris Corporation; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, labor relations and negotiations, breakdown of equipment and other events; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; changes in general economic conditions including deterioration in the global economy; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; and our ability to generate cash. The above list of factors is not exhaustive.  Other important risk factors are included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019.

Media Contact:	Investor Contact:
Matthew Bianco	Megan Cochard
+1 404 760 4159	+1 404 760 4170
matthew.bianco@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions)

	(unaudited) Three Months Ended March 31,		Year Ended March 31,
	2019	2018	2019	2018
Net sales	$3,084	$3,066	$12,326	$11,462
Cost of goods sold (exclusive of depreciation and amortization)	2,606	2,600	10,422	9,700
Selling, general and administrative expenses	129	125	502	466
Depreciation and amortization	90	87	350	354
Interest expense and amortization of debt issuance costs	67	63	268	255
Research and development expenses	22	16	72	64
Gain on sale of a business, net	—	—	—	(318)
Restructuring and impairment, net	—	1	2	34
Equity in net (income) loss of non-consolidated affiliates	(1)	—	(3)	1
Other expenses, net	11	11	44	51
Business acquisition and other integration related costs	9	—	33	—
	2,933	2,903	11,690	10,607
Income before income taxes	151	163	636	855
Income tax provision	48	54	202	233
Net income	103	109	434	622
Net income (loss) attributable to noncontrolling interests	—	3	—	(13)
Net income attributable to our common shareholder	$103	$106	$434	$635

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares)

	March 31,
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$950	$920
Accounts receivable, net
— third parties (net of uncollectible accounts of $7 as of March 31, 2019 and March 31, 2018)	1,417	1,353
— related parties	164	242
Inventories	1,460	1,560
Prepaid expenses and other current assets	121	125
Fair value of derivative instruments	70	159
Assets held for sale	3	5
Total current assets	$4,185	$4,364
Property, plant and equipment, net	3,385	3,110
Goodwill	607	607
Intangible assets, net	351	410
Investment in and advances to non–consolidated affiliate	792	849
Deferred income tax assets	142	75
Other long–term assets
— third parties	101	97
— related parties	—	3
Total assets	$9,563	$9,515
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Current portion of long–term debt	$19	$121
Short–term borrowings	39	49
Accounts payable
— third parties	1,986	2,051
— related parties	175	205
Fair value of derivative instruments	87	106
Accrued expenses and other current liabilities	616	591
Total current liabilities	2,922	3,123
Long–term debt, net of current portion	4,328	4,336
Deferred income tax liabilities	223	164
Accrued postretirement benefits	844	825
Other long–term liabilities	180	244
Total liabilities	$8,497	$8,692
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of March 31, 2019 and March 31, 2018	—	—
Additional paid–in capital	1,404	1,404
Accumulated equity (deficit)	203	(283)
Accumulated other comprehensive loss	(506)	(261)
Total equity of our common shareholder	1,101	860
Noncontrolling interests	(35)	(37)
Total equity	1,066	823
Total liabilities and equity	$9,563	$9,515

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Year Ended March 31,
	2019	2018
OPERATING ACTIVITIES
Net income	$434	$622
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	350	354
Loss (gain) on unrealized derivatives and other realized derivatives in investing activities, net	(6)	15
(Gain) loss on sale of business	—	(318)
Loss on sale of assets	6	7
Impairment charges	—	15
Deferred income taxes	50	41
Equity in net (income) loss of non-consolidated affiliates	(3)	1
Gain on foreign exchange remeasurement of debt	—	(2)
Amortization of debt issuance costs and carrying value adjustments	17	19
Other, net	(1)	1
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	(71)	(415)
Inventories	32	(151)
Accounts payable	(74)	336
Other current assets	(3)	21
Other current liabilities	34	(5)
Other noncurrent assets	(7)	(5)
Other noncurrent liabilities	(30)	37
Net cash provided by operating activities	$728	$573
INVESTING ACTIVITIES
Capital expenditures	(351)	(226)
Acquisition of assets under a capital lease	(239)	—
Proceeds from sales of assets, third party, net of transaction fees and hedging	2	2
Proceeds from the sale of a business	—	314
Proceeds from investment in and advances to non-consolidated affiliates, net	12	16
Proceeds (outflows) from settlement of derivative instruments, net	7	(23)
Other	12	13
Net cash (used in) provided by investing activities	$(557)	$96
FINANCING ACTIVITIES
Principal payments of long-term and short-term borrowings	(112)	(174)
Revolving credit facilities and other, net	(2)	(211)
Debt issuance costs	(4)	(5)
Net cash used in financing activities	$(118)	$(390)
Net increase in cash and cash equivalents and restricted cash	53	279
Effect of exchange rate changes on cash	(25)	47
Cash, cash equivalents and restricted cash — beginning of period	932	606
Cash, cash equivalents and restricted cash — end of period	$960	$932

Reconciliation of Net income attributable to our common shareholder to Adjusted EBITDA (unaudited)
The following table reconciles Net income attributable to our common shareholder to Adjusted EBITDA, a non-GAAP financial measure, for the three and twelve months ended March 31, 2019 and 2018.

(in millions)	Three Months Ended March 31,		Year Ended March 31,
	2019	2018	2019	2018
Net income attributable to our common shareholder	$103	$106	$434	$635
Noncontrolling interests	—	3	—	(13)
Income tax provision	48	54	202	233
Interest, net	65	60	258	246
Depreciation and amortization	90	87	350	354
EBITDA	306	310	1,244	1,455

Unrealized losses (gains) on change in fair value of derivative instruments, net	1	(7)	10	(20)
Realized losses (gains) on derivative instruments not included in segment income	(1)	—	(2)	—
Adjustment to reconcile proportional consolidation	13	18	58	51
Loss on sale of fixed assets	2	3	6	7
Restructuring and impairment, net	—	1	2	34
Gain on a sale of a business, net	—	—	—	(318)
Metal price lag	25	(9)	4	(4)
Business acquisition and other integration costs	9	—	33	—
Other, net	2	3	13	10
Adjusted EBITDA	$357	$319	$1,368	$1,215

Free Cash Flow (unaudited)
The following table shows “Free cash flow” for the year ended March 31, 2019 and 2018.

(in millions)	Year Ended March 31,
	2019	2018
Net cash provided by operating activities	$728	$573
Net cash (used in) provided by in investing activities	(557)	96
Plus: Cash used in the acquisition of assets under a capital lease (A)	$239	$—
Less: Proceeds from sales of assets, net of transaction fees, cash income taxes and hedging (B)	(2)	(263)
Free cash flow	$408	406
_________________________

(A)	This line item includes $239 million of outflows related to the acquisition of real and personal property that we historically leased at our Sierre, Switzerland rolling facility.

(B)
This line item includes the proceeds from the sale of shares in Ulsan Aluminum Ltd. in the amount of $314 million, net of $42 million and $11 million, in cash taxes and transaction fees paid, respectively.

Cash and Cash Equivalents and Total Liquidity (unaudited)
The following table reconciles the ending balances of cash and cash equivalents to total liquidity as of March 31, 2019 and 2018.

(in millions)	Year Ended March 31,
	2019	2018
Cash and cash equivalents	$950	$920
Availability under committed credit facilities	897	998
Total liquidity	$1,847	$1,918

Reconciliation of Net income attributable to our common shareholder to Net income attributable to our common shareholder, excluding special items (unaudited)
The following table presents Net Income attributable to our common shareholder excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

(in millions)	Three Months Ended March 31,		Year Ended March 31,
	2019	2018	2019	2018
Net income attributable to our common shareholder	$103	$106	$434	$635
Special Items:
Business acquisition and other integration related expenses	9	—	33	—
Gain on sale of a business	—	—	—	(318)
Metal price lag	25	(9)	4	(4)
Restructuring and impairment, net	—	1	2	34
Tax effect on special items	(7)	3	(5)	73
Net income attributable to our common shareholder, excluding special items	$130	$101	$468	$420

Segment Information (unaudited)
The following table shows selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended March 31, 2019	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$157	$56	$45	$99	$—	$357

Shipments
Rolled products - third party	294	240	196	140	—	870
Rolled products - intersegment	—	6	2	3	(11)	—
Total rolled products	294	246	198	143	(11)	870

Selected Operating Results Three Months Ended March 31, 2018	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$123	$61	$43	$94	$(2)	$319

Shipments
Rolled products - third party	273	233	169	130	—	805
Rolled products - intersegment	—	3	5	6	(14)	—
Total rolled products	273	236	174	136	(14)	805

Selected Operating Results Year Ended March 31, 2019	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$552	$226	$196	$394	$—	$1,368

Shipments
Rolled products - third party	1,142	896	710	526	—	3,274
Rolled products - intersegment	—	22	13	11	(46)	—
Total rolled products	1,142	918	723	537	(46)	3,274

Selected Operating Results Year Ended March 31, 2018	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$474	$219	$167	$363	$(8)	$1,215

Shipments
Rolled products - third party	1,083	914	696	495	—	3,188
Rolled products - intersegment	6	16	15	28	(65)	—
Total rolled products	1,089	930	711	523	(65)	3,188